UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 CYTOMEDIX, INC.
             (Exact name of registrant as specified in its charter)

                    DELAWARE                                      23-3011702
         (State or other jurisdiction of                        (IRS Employer
          incorporation or organization)                     Identification No.)


             416 Hungerford Dr., Suite 330, Rockville, Maryland         20850
             (Address of principal executive offices)                 (Zip Code)

                    CYTOMEDIX, INC. LONG-TERM INCENTIVE PLAN
                            (Full title of the plan)
                                 (301) 251-2815

                                WILLIAM ALLENDER
                             CHIEF FINANCIAL OFFICER
                          416 HUNGERFORD DR., SUITE 330
                            ROCKVILLE, MARYLAND 20850
                                 (501) 219-2111
            (Name, address and telephone number of agent for service)

                                 WITH COPIES TO:
                                A. HEATH ABSHURE
                             WILLIAMS & ANDERSON PLC
                          111 CENTER STREET, 22ND FLOOR
                           LITTLE ROCK, ARKANSAS 72201
                                 (501) 372-0800


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

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- -------------------- --------------------- --------------------
Title of each class     Amount to be          Proposed maximum     Proposed maximum      Amount of
of securities to be     registered (1)        offering price per   aggregate offering    Registration Fee
registered                                    share (2)            price  (2)
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock, $.001     4,000,000 Shares      $1.95 per share      $7,800,000            $988.26
per value
----------------------- --------------------- -------------------- --------------------- --------------------

(1) The number of shares of Cytomedix, Inc. common stock which may be offered pursuant to this registration statement include 4,000,000 shares issuable upon the exercise of options or otherwise under the Cytomedix Long-Term Incentive Plan.

(2) The proposed offering price per share (and thus the proposed maximum aggregate offering price) was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act of 1933. 1,211,577 options are exercisable at $1.50 per share. The exercise prices of the remaining options are not known and therefore have been determined in accordance with Rule 457(c) based on the last sale of $2.15 reported as of October 25, 2004, a date within five business days prior to the date of filing the registration statement. The weighted average of the price per share is $1.95, and the maximum aggregate offering price is based on $1.95 per share.


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                                     PART I

ITEM 1. PLAN INFORMATION

Cytomedix, Inc. (the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933. The documents containing the information required by Part I of Form S-8 will be or have been sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute the Plan Prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

      Upon written or oral request by a participant in the Plan listed in Item 1, the Company will provide without charge any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. Upon written or oral request, the Company will provide without charge other documents required to be delivered to employees pursuant to Rule 428(b). Any and all requests should be directed to William L. Allender, Secretary, 416 Hungerford Dr., Suite 330, Rockville, Maryland 20850.

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

      We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Registration Statement:

(i) The Company's Annual Report on Form 10-KSB for the year ended December 31, 2003;
(ii) The Company's Quarterly Report on Form 10-QSB for the quarter ending March 31, 2004,
(iii) The Company's Quarterly Report on Form 10-QSB for the quarter ending June 30, 2004;
(iv) The Company's Proxy Statement for a Special Meeting of Shareholders held on October 19, 2004, filed on September 20, 2004; and
(v) The Company's description of its Common Stock contained in Exchange Act Registration Statement on Form 10SB/A filed on April 10, 2000 and updated in Exhibit 2.12 to Form 8-K filed on April 8, 2002.

All documents subsequently filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such prior statement. The documents required to be so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable

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ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

      Generally, Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person might be a party to an action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Article 10 of our Restated Certificate of Incorporation provides that our directors shall not be personally liable to Cytomedix or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to Cytomedix or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

      Further, Article VIII of our Restated Bylaws provides generally that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cytomedix) by reason of the fact that he is or was a director, officer, employee or agent of Cytomedix, or is or was serving at the request of Cytomedix as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Cytomedix, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. To the extent that a director, officer, employee or agent of Cytomedix has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Cytomedix unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The indemnification and advancement of expenses provided by, or granted pursuant to, our Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

      Furthermore, our Restated Bylaws provide that we have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Cytomedix, or is or was serving at the request of Cytomedix as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Cytomedix would have the power to indemnify him against such liability under the provisions of the Restated Bylaws.

      We also include indemnification provisions in our employment contracts with our executive officers. Generally speaking, these provisions provide that we shall indemnify our officers against, and shall pay and advance, all reasonable expenses, including attorney's fees and disbursements, and any judgments, fines, and amounts paid in settlement incurred by our officers in connection with a claim, action, suit, proceeding, or appeal therefrom, in the event our directors' and officers' insurance lapses, to the fullest extent permitted under our Restated Certificate of Incorporation, Restated Bylaws, or applicable law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

4.1 Amended and Restated Certificate of Designation of the Relative Rights and Preferences of Series A Preferred, Series B Preferred and common stock of Cytomedix, Inc. (Previously filed on March 31, 2004, on Form 10-KSB for year ended December 31, 2003, File No. 000-28443).

5.1   Opinion of Williams & Anderson PLC

10.1  Cytomedix, Inc. Long-Term Incentive Plan as amended on October 19, 2004.

23.1  Consent of L J Soldinger & Associates

23.2  Consent of Williams & Anderson PLC (included in Exhibit 5.1).

ITEM 9. UNDERTAKINGS

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

      (2) That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rockville, State of Maryland, on October 25, 2004.

Cytomedix, Inc.

By: /s/Kshitij Mohan
    Kshitij Mohan

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/Kshitij Mohan
Kshitij Mohan, Chief Executive Officer

/s/Robert Burkett
Robert Burkett, Chairman of the Board

/s/David P. Crews
David P. Crews, Director

/s/David F. Drohan
David F. Drohan, Director

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/s/Mark T. McLoughlin
Mark T. McLoughlin, Director

/s/William L. Allender
William L. Allender, Chief Financial Officer